[ EXHIBIT 3.4 ]

                            ARTICLES OF INCORPORATION

                                       OF
                               R.L. TROUTMAN & CO.


The undersigned natural person, being at least eighteen years of age, acting as incorporator of a corporation in the State of Utah, adopts the following Articles of Incorporation for such corporation:

                                   ARTICLE ONE

The name of this corporation is R.L. TROUTMAN & CO.

                                   ARTICLE TWO

The corporation is organized to engage in any lawful acts, activities, and pursuits for which a corporation may be organized under the laws of the State of Utah.

                                  ARTICLE THREE

          The corporation is authorized to issue only one class of shares, to be designated Common Stock. The total number of common shares that this corporation is authorized to issue is one Hundred Thousand (100,000) without par value. The common stock shall have unlimited voting rights and shall be entitled to receive the net assets of the corporation upon dissolution. There shall be no preemptive rights. Unless otherwise provided in the Bylaws, the shareholders may not accumulate their shares for voting purposes.

                                  ARTICLE FOUR

The period of duration of the corporation is perpetual.

                                  ARTICLE FIVE

The street address of the initial registered office of the corporation is 6337 Highland Drive, Suite 220, Salt Lake City, Utah 84121, and the name of the Corporation's initial registered agent at that office is Jeremy N. Grimshaw, who shall also be the incorporator hereunder. The signature of acceptance as the incorporator and registered agent is set forth on the signature page of these articles of incorporation.

                                   ARTICLE SIX

The Governing Board of this corporation shall be styled as the Board of Directors. To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director.


Dated this 11th day of September, 1997


/s/ Jeremy Grimshaw
-----------------------------
Incorporator



The undersigned hereby accepts and acknowledges appointment as the initial registered agent of the corporation named above.



/s/ Jeremy Grimshaw
-----------------------------
Registered Agent